Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 29, 2008 (which includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board (FASB) No. 158 in 2006, and the adoption of FASB Nos. 157 and 159 on January 1, 2007) accompanying the consolidated financial statements and our report dated February 29, 2008 on management’s assessment of the effectiveness of internal control over financial reporting of National Penn Bancshares, Inc. and subsidiaries included in the Annual Report on Form 10-K as of and for the year ended December 31, 2007 which are incorporated by reference in this Registration Statement and Prospectus.  We hereby consent to the incorporation by reference of the aforementioned reports in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Experts".

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania
October 31, 2008